Exhibit 10.1

Xi an App-Chem Bio (Tech) Co., Ltd. and Tianjin

MERRILL-YOULI Trading Co., Ltd.Cooperation

Agreement for Clary Sage Extract Products

Party A: Xi’an App-Chem Bio (Tech) Co., Ltd.	Date: May 26, 2025

Party B:Tianjin MERRILL-YOULI Trading Co., Ltd.	Place of signing: Xi’an

Agreement No.：BONMRBL20250526

Party A (Nasdaq Symbol: BON), a leading bio-based ingredient solutions provider in the natural, health and personal care industries, has its range of personal care fragrance product widely distributed in China, Japan, South Korea, the United States and the European Union, enjoying excellent quality and a good reputation. Party B is a leading distributor of fragrance chemicals in the Asia-Pacific region, with rich experience and strong resources in the distribution of fragrance chemicals channels.

Both parties acknowledged that, given the rapid expansion of the market application for Ambroxide products, BON’s outstanding competitiveness in this product and its partner Tianjin MERRILL-YOULI’s strong market promotion capabilities in the field of flavor chemicals, Ambroxide products will achieve rapid development in the flavor market in the Asia-Pacific region, especially in the fabric fragrance market. The application in this emerging field will greatly expand the market application scope and scale of Ambroxide.

WHEREAS, Party A and Party B have engaged in good-faith negotiations;

NOW THEREFORE, the Parties hereby enter into this Cooperation Agreement (the “Agreement”) governing the sale and distribution of Ambroxide products, within the territory comprising the Asia-Pacific Region:

I. Main Matters of the Agreement:

1. Party A hereby grants Party B the priority distribution rights of its Ambroxide products in the Asia-Pacific region. The operation rights are non-exclusive, valid for a term of thirty-six (36) months after the signing of the agreement.

2. Party B hereby agrees to accept the priority distribution rights for the Ambroxide products in the Asia-Pacific region, for a period of thirty-six (36) months after the signing of this agreement.

3. Party A shall be responsible for the research and development, production and supply of the Ambroxide products to Party B. Party A shall ensure the stable and reliable supply of the product, as well as continuous and rapid innovation and upgrades. During the term of this agreement, Party B shall be responsible for the agreed sales of the product and enjoys the priority supply from Party A. Party B guarantees that during the term of this agreement, the sales volume of the products shall not be less than 130 million yuan.

4. Both parties agree that during the specific business advancement, they may sign business agreements covring matters including,but not limited to, product categories, market arrangements, product upgrades. Any such agreement executed pursuant to this provision shall form an integral part hereof.

5. The main sales information stipulated in this agreement is as follows in the table:

Product name	Specification	Unit price (yuan /KG)	Quantity (KG)	Total amount (RMB)
Ambroxide	GC98%	2400.00	55000	132,000,000.00

II. Quality Standards:

Product Specifications: Party A shall ensure that the products quality is qualified, control the relevant indicators of the product in accordance with international relevant standards, and issue the COA of the same batch of goods.

The period for raising quality objections shall be two (2) months from the date of shipment.Party A shall not be liable for any quality issues arising from improper storage by Party B or contamination (including excessive bacteria or moisture content) occurring during unpacking.

III. Cooperation Period: The term shall be thirty-six (36) months from the date of signing the agreement.

IV. Delivery method and location: Under this agreement, Party B shall provide the shipping lists to Party A in installments and batches, whereupon, Party A shall dispatch the goods in accordance with this Agreement.The goods will be transported to the cities in China designated by Party B, excluding the warehouse entry fee.

V. Packaging: Unless otherwise specified herein, Packaging shall be supplied by Party A in standard conventional cardboard drums. Should Party B require special packaging, Party B shall provide Party A with reasonable prior written notice and shall bear all additional costs and expenses associated therewith. In such event, Party A shall use reasonable efforts to accommodate Party B’s special packaging requirements, subject to Party A’s operational capabilities and constraints.

VI. Payment: Party B shall make the full payment in advance before shipment, and Party A shall deliver the goods upon receipt of the payment.

VII. Responsibilities and Obligations of Both Parties:

1. Party B warrants and undertakes that the products purchased from Party A shall comply with all applicable laws and regulations of the relevant jurisdiction in local. Party B further undertakes not to promote, market, advertise, or sell the Products in any manner that violates such laws or regulations.

2. Party B shall effect payment punctually as stipulated in the agreement hereof. In the event that Party A is unable to deliver the goods on schedule due to reasons such as Party B’s delay in payment, and the delivery date is postponed, Party A shall not bear the liability for breach of contract.

3. Party A shall deliver the goods on time as required by Party B and ensure that the packaging of the goods meets the requirements of logistics transportation. Party A shall ensure the purchase of appropriate transportation insurance.

4. In the event that the product quality fails to meet the requirements of the COA annexed hereto or the “Quality Requirements” set forth herein, the goods shall be inspected by a third-party testing institution recognized by both parties. The test results shall permit a margin of error of ±1%. Within such permitted variance, the goods shall be deemed to comply with the contractual specifications. If the goods do not meet the requirements of the COA in this contract or the “Quality Requirements”, Party A shall bear the testing costs and all costs for returns and exchanges.

5. Should either party fail to perform this agreement without cause or terminates this agreement without authorization, it shall pay the other party a penalty of 15% of the total price of the unperformed part of this agreement. Should either Party fail to fully perform this agreement due to its responsibility, it shall also pay the other party a penalty of 15% of the total price of the unperformed part of this agreement.

VIII. Violation Liability: Both Party A and Party B shall strictly abide by this agreement to fulfill their respective responsibilities and obligations. In the event that the force majeure makes it impossible to perform or delays the performance of this agreement, both parties shall determine it through specific consultation.

IX. Miscellaneous: Both parties shall resolve them through friendly consultation and may enter into a separate agreement. During the execution of the agreement

In the event of an irreconcilable commercial dispute, a lawsuit may be filed with the people’s court where Party A is located.

This agreement shall come into effect upon signature and seal by both parties. It is made in quadruplicate, with each party holding two copies, all of which have the same legal effect.

Party A: Xi’an App-Chem Bio (Tech) Co., Ltd.	Party B: Tianjin MERRILL-YOULI Trading Co., Ltd.

Seal:	Seal:

Representative (Signature) :	Representative (Signature) :
May 26, 2025	May 26, 2025